CUSIP No. 008318 10 7                     13G                  Page 1 of 5 Pages



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                         AFTERMARKET TECHNOLOGY CORP.
                ----------------------------------------------
                                (NAME OF ISSUER)

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
                ----------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)

                                   008318107
                ----------------------------------------------
                                (CUSIP NUMBER)



     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))
                               Page 1 of 5 pages

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                  13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      JAMES R. WEHR

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            761,048

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             761,048

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      761,048

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.85%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 008318 10 7                     13G                  Page 3 of 5 Pages

Item 1.   Issuer.
          -------

     (a)  Name of Issuer:
          ---------------
          Aftermarket Technology Corp. (the "Issuer")

     (b)  Address of Issuer's Principal Executive Offices:
          ------------------------------------------------
          900 Oakmont Lane, Suite 100
          Westmont, IL  60559

Item 2.   Security and Background.
          ------------------------

     (a)  Name of Person Filing:
          ----------------------
          The person filing this Schedule 13G is James R. Wehr, an individual.

     (b)  Principal Business Address:
          ---------------------------
          The principal business address of Mr. Wehr is 2600 North Westgate, Springfield, Missouri 65803.

     (c)  Citizenship:
          ------------
          Mr. Wehr is a citizen of the United States.

     (d)  Title of Class of Securities:
          -----------------------------
          Common Stock

     (e)  CUSIP No.:
          ----------
          008318 10 7

Item 3.   Filing under Rules 13d-1(b), or 13d-2(b).
          -----------------------------------------
          Not Applicable.

Item 4.   Ownership.
          ----------

     (a)  Amount Beneficially Owned:
          --------------------------
          761,048

     (b)  Percent of Class:
          -----------------
          3.85%

     (c)  Voting and Dispositive Power:
          -----------------------------
          Mr. Wehr has sole dispositive and voting power with respect to 761,048 shares of Common Stock.

CUSIP No. 008318 10 7                     13G                  Page 4 of 5 Pages


Item 5.    Ownership of Five Percent of Less of a Class.
           ---------------------------------------------

           If this statement is being filed to report the fact that as of the date of this Schedule, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box. [X]

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.
           ----------------------------------------------------------------
           Not Applicable.

Item 7.    Identification and Classification of the Subsidiary Which Acquired
           ------------------------------------------------------------------
           the Security Being Reported on By the Parent Holding Company.
           ------------------------------------------------------------

           Not Applicable.

Item 8.    Identification and Classification of Members of the Group.
           ----------------------------------------------------------
           Not Applicable.

Item 9.    Notice of Dissolution of Group.
           -------------------------------
           Not Applicable.

Item 10.   Certification.
           --------------
           Not Applicable.

CUSIP No. 008318 10 7                     13G                  Page 5 of 5 Pages


                                   SIGNATURE

     After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


/s/ James R. Wehr
________________________________                               February 12, 1998
JAMES R. WEHR